Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Sempra

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, without par value (“Common Stock”)	457(r)	19,714,286(1)	$70.0000	$1,380,000,020	.00014760	$203,688.00

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,380,000,020		$203,688.00

	Total Fees Previously Paid									—

	Total Fee Offsets									—

	Net Fee Due							$203,688.00

(1)	Includes 2,571,428 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares solely to cover over-allotments, if any.
(2)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-272237) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.